________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         POST EFFECTIVE AMENDMENT NO. 8



                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             MIDDLESEX WATER COMPANY
                             -----------------------
             (Exact name of Registrant as specified in its charter)

New Jersey                                                22-1114430
----------                                                ----------
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)

                   1500 Ronson Road, Iselin, New Jersey 08830
                    (Address of principal executive offices)

                                  732-634-1500
              (Registrant's telephone number, including area code)

                               MARION F. REYNOLDS
                                 Vice President,
                             Secretary and Treasurer
                             Middlesex Water Company
                                1500 Ronson Road
                            Iselin, New Jersey 08830
                                  732-634-1500
           (Name, address, and telephone number of agent for service)

                                    Copy to:
                                PETER D. HUTCHEON
                           Norris, McLaughlin & Marcus
                            721 Route 202 & 206 North
                                   PO Box 1018
                            Somerville, NJ 08876-1018

     The Post Effective Amendment filed herewith relates to Registration No. 33-11717 on Form S-E filed by the registrant on December 12, 1991.

          The date of this Prospectus Supplement is January 29, 2003.


RE:  SPECIAL 5% DISCOUNT OFFER TO DRIP PLAN PARTICIPANTS


Dear Shareholder:

     This letter supplements certain information contained in the prospectus dated January 25, 2000, (the "Prospectus") covering the Company's Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"). It refers especially to the reduced purchase price provision covered in the answer to Question 25 of the Prospectus.

     For a limited period of time Middlesex Water Company is offering to sell up to 150,000 shares of its Common Stock at a 5% discount to participants in the Plan. The offer applies to all purchases under the Plan made between February 28, 2003, and September 2, 2003, whether by Optional Cash Payment, Dividend Reinvestment or employee payroll deduction. To take advantage of this offer through Optional Cash Payments, the cash payment form attached to your statement of account, together with your payment, must be received by the Agent (Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016) between February 20, 2003, and August 20, 2003.

     The 5% reduction in price also will apply to dividends paid and reinvested on February 28, 2003, (to holders of record February 14, 2003). In addition, this discount will apply to any other dividends declared, paid and reinvested during the discount period.

     This offer is limited to an aggregate of 150,000 shares on a first-come, first-served basis. During this reduction period, the price of the stock will be 95% of the purchase price as described in the answer to Question 24 of the Prospectus.

     If purchases are made at the reduced price and shares are then withdrawn from the Plan within six months after the purchase you will be subject to a withdrawal fee equal to the original 5% purchase price reduction on all shares withdrawn.

     You should refer to the Prospectus for details and other terms of the Plan. If you have any questions about this proposal or need an additional copy of the Prospectus, please feel free to call Marion F. Reynolds, Vice President, Secretary and Treasurer of the Company. If you do not wish to participate in this offer, except for the reinvestment of dividends, no action is required on your part.


                                                         MIDDLESEX WATER COMPANY

                                                         /s/ Dennis G. Sullivan
                                                         -----------------------
                                                         Dennis G. Sullivan
                                                         President

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant Certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or Amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Woodbridge, State of New Jersey on the 29th day of January 2003.

                                                  MIDDLESEX WATER COMPANY

                                                  By: /s/ Dennis G. Sullivan
                                                  ------------------------------
                                                  Dennis G. Sullivan,
                                                  President and Director


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement or Amendment has been signed below by the following person in the capacity and on the date indicated.



     Signature                          Title                            Date
     ---------                          -----                            ----


 /s/J. Richard Tompkins            Chairman of the Board                1/23/03
 ----------------------            and Director                        --------
J.  Richard Tompkins

/s/ Dennis G. Sullivan             President and Director               1/23/03
----------------------                                                 --------
Dennis G. Sullivan

/s/ A. Bruce O'Connor              Vice President and Controller        1/23/03
---------------------                                                  --------
A. Bruce O'Connor

/s/ Annette Catino                 Director                             1/23/03
------------------                                                     --------
Annette Catino

/s/ John C. Cutting                Director                             1/23/03
-------------------                                                    --------
John C. Cutting

/s/ John R. Middleton, M.D.        Director                             1/23/03
---------------------------                                            --------
John R. Middleton, M.D.

/s/ John P. Mulkerin               Director                             1/23/03
--------------------                                                   --------
John P. Mulkerin

/s/Stephen H. Mundy                Director                             1/23/03
-------------------                                                    --------
Stephen H. Mundy

______________________             Director                             _______
Walter G. Reinhard

/s/Jeffries Shein                  Director                             1/23/03
-----------------                                                      --------
Jeffries Shein